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                                                                    Exhibit 9(f)


                                     FORM OF
                            SHAREHOLDER SERVICE PLAN
                                 HIGHMARK FUNDS

                                     CLASS B


      HighMark Funds (the "Fund") is an open-end investment company registered under the Investment Company Act of 1940, as amended, and currently consisting of a number of separately managed portfolios (the "Portfolios"). The Fund desires to retain financial institutions and intermediaries to provide some or all of the services described herein to clients (the "Clients") who from time to time beneficially own Class B shares ("Shares") of any Portfolio of the Fund. The Fund is willing to itself provide or to compensate service providers for providing, such shareholder services in accordance with the terms and conditions of this Agreement.

SECTION 1. The Fund will provide, or will enter into written agreements in the form attached hereto with service providers pursuant to which the service providers will provide, one or more of the following shareholder services to Clients who may from time to time beneficially own Shares:

            (i) maintaining accounts relating to Clients that invest in Shares;

            (ii) providing information periodically to Clients showing their positions in Shares;

            (iii) arranging for bank wires;

            (iv) responding to Client inquiries relating to the services performed by the Distributor or any service provider;

            (v) responding to inquiries from Clients concerning their investments in Shares;

            (vi) forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients;

            (vii) processing purchase, exchange and redemption requests from Clients and placing such orders with the Fund or its service providers;

            (viii) assisting Clients in changing dividend options, account designations, and addresses;

            (ix) providing subaccounting with respect to Shares beneficially owned by Clients;
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            (x) processing dividend payments from the Fund on behalf of Clients;
            and

            (xi) providing such other similar services as the Fund may reasonably request to the extent that the Distributor and/or the service provider is permitted to do so under applicable laws or regulations.

SECTION 2. In consideration of the services and facilities to be provided by any service provider, each Portfolio will pay to the service provider, and the service provider will accept as full payment therefor, a fee, as agreed from time to time, at an annual rate of up to .25% (twenty-five basis points) of the average net asset value of a class of each Portfolio, which fee will be computed daily and paid monthly. The Fund may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Portfolio, including the sale of Shares to any service provider for the account of any Client or Clients.

SECTION 3. This Plan is terminable with respect to the Shares of any Portfolio, without penalty, at any time by the Trustees of the Fund.

SECTION 4. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts.

SECTION 5. References to the "Fund," and the "Trustees" of the Fund refer respectively to the Trust created and the Trustees as trustees, but not individually or personally, acting from time to time under the Declaration of Trust of the Fund dated March 10, 1987, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts and at the Fund's principal office. The obligations of the Fund entered into in the name or on behalf thereof by any of the Trustees, officers, representatives, or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives, or agents of the Fund personally. Further, any obligations of the Fund with respect to any one Portfolio shall not be binding upon any other Portfolio.